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EXHIBIT 21.1

SCHEDULE OF SUBSIDIARIES

The following is a list of the registrant's subsidiaries at March 1, 2003.


         Name of Organization               State of Incorporation
         ---------------------------------------------------------
         West Coast Bank                    Oregon
         West Coast Trust                   Oregon
         Totten, Inc.                       Washington
         Centennial Funding Corp.           Washington
         ELD Inc.                           Washington
         West Coast Statutory Trust I       Connecticut
         West Coast Statutory Trust II      Connecticut